Exhibit 15.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors of eLong, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-126381) on Form S-8 of eLong, Inc. of our report dated June 24, 2008, with respect to the consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows of eLong, Inc. for the year ended December 31, 2007, which report appears in the December 31, 2009 annual report on Form 20-F of eLong, Inc.
/s/ KPMG
Hong Kong, China
May 11, 2010